Exhibit 5.1

DUMOULIN BLACK LLP
BARRISTERS & SOLICITORS

GEORGE R. BRAZIER KENNETH L.H. EMBREE PATRICIA D. SANDBERG* CHRISTINE E. COLEMAN LUCY H. SCHILLING Associate Counsel: W. DAVID BLACK (*denotes law corporation)	CHERI L. PEDERSEN C. BRUCE SCOTT PAUL A. VISOSKY* DIRK K. MATTHEUS RYAN S. OSING Associate Counsel: SARGENT H. BERNER	COREY M. DEAN MARY P. COLLYER J. DOUGLAS SEPPALA* GORDON R. SMITH SHAWN P. POIRIER Associate Counsel: BRIAN C. IRWIN	10th Floor 595 Howe Street Vancouver BC Canada V6C 2T5 www.dumoulinblack.com Telephone No. (604) 687-1224 Facsimile No. (604) 687-8772

File No. 405101

August 25, 2005

Western Silver Corporation
Suite 2050 - 1111 W. Georgia St.
Vancouver, British Columbia
V6E 4M3

Dear Sirs/Mesdames:

Re:	Form S-8 Registration Statement Western Silver Corporation 2005 Stock Option Plan

We act as counsel for Western Silver Corporation, a corporation organized under the laws of the Province of British Columbia, Canada (the “Company”), and have reviewed the proceedings taken by the Company in connection with the common shares of the Company (the “Shares”) offered under the provisions of the Western Silver Corporation 2005 Stock Option Plan (the “Plan”), as described in the Registration Statement on Form S-8 to be filed by the Company under the United States Securities Act of 1933, as amended (the “Registration Statement”), with the U.S. Securities and Exchange Commission.

As counsel to the Company, in connection with this opinion, we have examined the Company’s memorandum dated March 20, 2003 and articles dated July 11, 1984 which we are advised by the Company are the only articles currently in effect; such other records of the corporate proceedings of the Company as we deem relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that all necessary corporate action has been taken by the Company to authorize the Plan and upon the granting of stock options in accordance with the terms of the Plan, due exercise of the stock options including receipt by the Company of payment in full in accordance with the terms of the Plan, and the passing of all necessary corporate resolutions, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein which are in effect on the date hereof. No opinion is expressed herein with respect to any federal or state law of the United States.

We understand that you wish to file this opinion letter as an exhibit to the Registration Statement, and we hereby consent thereto. Such consent is not an admission that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ DuMoulin Black LLP

DuMoulin Black LLP